Exhibit 2.1

AMENDMENT NO. 1 TO

PURCHASE AGREEMENT

This Amendment No. 1 to Purchase Agreement (this “Amendment”), dated as of July 25, 2008, is made and entered into by and among AECOM Technology Corporation, a corporation organized under the laws of Delaware, having its registered office at 555 South Flower Street, Suite 3700, Los Angeles, California 90071 (“Purchaser”), on the one hand, and Tyco International Finance S.A., a company organized under the laws of Luxembourg, having its registered office at 29 Avenue de la Porte Neuve L2227 Luxembourg (“TIFSA,” a “Seller” and “Parent”), and each of the Persons set forth on the signature pages hereto, (each a “Seller”, and collectively with Parent, the “Sellers”), on the other hand.  Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement (as defined below).

W  I  T  N  E  S  S  E  T  H

WHEREAS, the parties hereto entered into that certain Purchase Agreement, dated February 11, 2008 (the “Agreement”);

WHEREAS, pursuant to the Agreement, Purchaser has agreed to purchase all of Sellers’ Equity Participations in, and assume Sellers’ rights and obligations otherwise related to, the DBFO projects conducted by (i) Guangzhou Xilang Wastewater Treatment Co. Ltd. (the “Xilang DBFO Project”), (ii) Tianjin Earth Tech Jieyuan Water Co., Ltd (the “Tianjin DBFO Project” and together with the Xilang DBFO Project, the “Chinese DBFO Projects”) and (iii) Qinhuangdao Pacific Water Company Limited (the “QPWC DBFO Project”);

WHEREAS, Purchaser desires to designate Sino French Water Development (Tianjin) Company Limited (“Sino-French”) to purchase and receive Sellers’ Equity Participations in, and assume Sellers’ rights and obligations otherwise related to, the Chinese DBFO Projects and, in connection therewith, has requested that the Sellers (i) amend the Agreement so as to enable the Sellers to sell the Chinese DBFO Projects to Sino-French and (ii) enter into agreements to sell the Chinese DBFO Projects to Sino-French;

WHEREAS, Purchaser desires to designate ET Acquisition Company SRL, a Barbados company (“AECOM Barbados”), to purchase and receive all of the Equity Participations in the QPWC DBFO Project;

WHEREAS, at the request of Purchaser, on or about the date hereof, certain of Sellers will enter into equity interest purchase agreements with (A) Sino-French to purchase all of Sellers’ Equity Participations in, and assume Sellers’ rights and obligations otherwise related to Sellers’ Equity Participations in, (i) the Xilang DBFO Project (the “Xilang Purchase Agreement”) and (ii) the Tianjin DBFO Project (the “Tianjin Purchase Agreement”) and (B) AECOM Barbados to purchase all of Sellers’ Equity Participations in, and assume Sellers’ rights and obligations otherwise related to Sellers’ Equity Participations in, the QPWC DBFO Project (the

“QPWC Purchase Agreement”).  The QPWC Purchase Agreement, the Xilang Purchase Agreement and the Tianjin Purchase Agreement (collectively, the “Chinese Purchase Agreements”) are each attached hereto as Exhibits A, B and C, respectively;

WHEREAS, Section 15.7 of the Agreement provides that amendments may be made to the Agreement by execution of an instrument in writing signed by each of Parent, the Sellers and Purchaser; and

WHEREAS, the parties hereto wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, parties hereto agree as follows:

A  G  R  E  E  D

The parties hereto hereby agree that notwithstanding anything to the contrary in the Agreement:

1.          Definitions. The definition for the term “Chinese DBFO Proceeds” is deleted in its entirety and replaced with the following: “Chinese DBFO Proceeds” means any distribution or dividend that is actually received by a Seller or any Affiliate of a Seller from the Chinese DBFOs on or after December 28, 2007 and prior to the Closing Date solely with respect to any Chinese DBFO that is not acquired (or, as of the Closing Date, not subject to acquisition) by a Chinese DBFO joint venture partner pursuant to the exercise of a contractual right of first refusal (a “ROFR”). To the extent that a distribution or dividend is received by a Seller or any Affiliate of a Seller from a Chinese DBFO that is acquired (or to be acquired) by the joint venture partner pursuant to the exercise of a ROFR, such distribution or dividend shall not constitute Chinese DBFO Proceeds.

2.          Chinese DBFOs.

(a)         Purchaser designates Sino-French to purchase and receive all of the Target Shares of (i) Guangzhou Xilang Wastewater Treatment Co. Ltd. (the “Xilang Target Shares”) and (ii) Tianjin Earth Tech Jieyuan Water Co., Ltd. (the “Tianjin Target Shares”, and together with the Xilang Target Shares, the “Chinese Target Shares”). Parent acknowledges and accepts Purchaser’s designation of Sino-French to purchase and receive the Chinese Target Shares.

(b)        Purchaser designates its Affiliate, AECOM Barbados, to purchase and receive all of the Target Shares of Qinhuangdao Pacific Water Company Limited (the “QPWC Target Shares”). Parent acknowledges and accepts Purchaser’s designation of AECOM Barbados (pursuant to Section 2.1 of the Agreement) to purchase and receive the QPWC Target Shares.

(c)         Sino-French shall purchase the Chinese Target Shares in accordance with the terms and conditions set forth in each of the Chinese Purchase Agreements and provided that Sino-French (i) fulfills its obligations under the Chinese Purchase Agreements and (ii) purchases the Chinese Target Shares to be conveyed thereunder, Purchaser shall not be obligated to purchase such Chinese Target Shares or deliver the portion of the Base Purchase Price that relates thereto (as set forth on Schedule A attached hereto). Notwithstanding anything herein to the contrary, Parent and the other Sellers agree that in the event that Sino-French is no longer obligated to purchase any or all of the Chinese Target Shares in accordance with the terms and conditions of that certain Purchase Agreement between Sino-French, Purchaser and the other parties thereto (a “Sino-French Termination”) (i) Parent and the other Sellers shall have recourse solely to Purchaser under the Agreement as amended by this Amendment with respect to the purchase of the applicable Chinese Target Shares, (ii) Parent and Sellers that are party to any Chinese Purchase Agreements relating to the applicable Chinese Target Shares agree to terminate such Chinese Purchase Agreements without any liability accruing on behalf of Sino-French thereunder and (iii) Sino-French is expressly recognized to be a third party beneficiary of this provision.

(d)        AECOM Barbados shall purchase the QPWC Target Shares in accordance with the terms and conditions set forth in the QPWC Purchase Agreement and the Agreement and provided that AECOM Barbados (i) fulfills its obligations under the QPWC Purchase Agreement and (ii) purchases the QPWC Target Shares to be conveyed thereunder, Purchaser shall not be obligated to purchase the QPWC Target Shares or deliver the portion of the Base Purchase Price that relates thereto (as set forth on Schedule A attached hereto).

(e)         The closing of the transactions contemplated by each of the Chinese Purchase Agreements, or any equity interest purchase agreement by which Purchaser acquires the Chinese Target Shares if Sino-French does not acquire such Chinese Target Shares, which may or may not occur concurrently with, but shall be separate from, the Closing, shall each be defined as a “Chinese Closing” and the date on which each such Chinese Closing occurs shall be defined as a “Chinese Closing Date.” Upon the transfer of the Chinese Target Shares to Sino-French, the terms and conditions of the Agreement as amended by this Amendment (including, without limitation, with respect to the representations, warranties and covenants thereunder) shall operate as if the Chinese Target Shares had been conveyed to Purchaser and Purchaser had subsequently conveyed the Chinese Target Shares to Sino-French.

(f)         In the event that Sino-French and/or AECOM Barbados fail to perform (including as a consequence of a Sino-French Termination) any of their respective obligations under a Chinese Purchase Agreement, Purchaser shall immediately use its best efforts to remedy such non-compliance; provided, however, if (i) such non-compliance pertains to the failure (including as a consequence of a Sino-French Termination) of Sino-French and/or AECOM Barbados to deliver the purchase price for the Chinese Target Shares or QPWC Target Shares being conveyed pursuant to a Chinese Purchase Agreement (the “Applicable Purchase Price”), (ii) the conditions set forth in Section 2(j) of this Amendment have been fulfilled or waived and (iii) Sellers have otherwise performed all of their obligations in all material respects under (x) the Agreement (as such obligations pertain to such Chinese Target Shares or QPWC Target Shares) and (y) such Chinese Purchase Agreement, Purchaser shall deliver the Applicable Purchase Price (as adjusted hereunder) to Sellers (on behalf of Sino-French and/or AECOM Barbados) within three (3) Business Days of receiving written notice from Sellers of such non-compliance. In the event of a Sino-French Termination with respect to any of the Chinese Target Shares that occurs prior to the satisfaction of (ii) and (iii) above, Purchaser shall be required, except as specifically provided herein or in the Agreement, to purchase the applicable Chinese Target Shares pursuant to the terms of this Amendment, the Agreement and an equity interest purchase agreement substantially in the form of the applicable Chinese Purchase Agreement.

(g)        Except as specifically provided herein, nothing in this Amendment shall relieve Purchaser of its obligations (i) to purchase the Chinese Target Shares and/or the QPWC Target Shares pursuant to the terms and conditions of this Amendment, the Agreement and an applicable equity interest purchase agreement, if any, in the event that Sino-French and/or AECOM Barbados fail to acquire such shares for any reason pursuant to the applicable Chinese Purchase Agreement and the Agreement, including a Sino-French Termination or the failure to obtain the applicable Governmental Body approval for the transfer or the Chinese Target Shares to Sino-French, and (ii) to satisfy the covenants (or cause such covenants to be satisfied) set forth in the Agreement, including, without limitation, as such covenants pertain to the portions of the Business involving the Chinese DBFO Projects and the QPWC DBFO Project. Except as specifically provided herein, including Section 2(l), in the event that Sino-French and/or AECOM Barbados fail to purchase any of the Chinese Target Shares and/or the QPWC Target Shares, Purchaser’s obligation hereunder to purchase such shares at the Closing, or after the Closing (if the Closing had already occurred), shall not expire until the Chinese Termination Date (subject to the extension described below).

(h)        Solely for purposes of the Closing, Purchaser hereby irrevocably waives the conditions to Closing set forth in Section 10.2(h) of the Agreement as they relate to obtaining the consents necessary to transfer to Purchaser at the Closing the economic benefit of (i) the QPWC DBFO Project, (ii) the Tianjin DBFO Project and (iii) the Xilang DBFO Project (collectively, the “Chinese Consents”). For the avoidance of doubt, such waiver (i) is not conditioned upon any subsequent event, including without limitation, the consummation of the sales of the Chinese Target Shares to Sino-French or the QPWC Target Shares to AECOM Barbados and (ii) shall not relieve Parent of its obligation to obtain the applicable Chinese Consents as a condition precedent to each Chinese Closing.

(i)          Commencing on October 1, 2008, Parent shall be entitled to a fee in the form of interest that shall accrue at a rate of seven percent (7%) per annum on the portion of the Base Purchase Price (as set forth on Schedule A attached hereto and subject to adjustment pursuant to Section 2(m) below) that relates to any Chinese Target Shares or QPWC Target Shares that have not been conveyed to Sino-French, AECOM Barbados or Purchaser on such date (“Outstanding Shares”). Such interest shall continue to accrue until the earlier of the applicable (i) Chinese Closing Date or (ii) the Chinese Termination Date, and all such accrued interest shall be paid by Purchaser to Parent on such date. Notwithstanding the foregoing, in the event that a Chinese Closing does not occur pursuant to Section 2(l)(i), Section 2(l)(ii) (but solely to the extent the applicable Chinese Closing did not occur before the Chinese Termination Date as a result of a breach or violation of this Agreement, the Ancillary Agreements or the applicable Chinese Purchase Agreement by Parent or Sellers) or Section 2(l)(iii), none of such accrued interest shall be paid to Parent; provided, however, if such Chinese Closing does not occur pursuant to Section 2(l)(iii), Purchaser shall pay to Parent a fee of an amount equal to the product of (x) one-million Dollars ($1,000,000) multiplied by (y) a fraction, the numerator of which is the portion of the Base Purchase Price (as set forth on Schedule A attached hereto and subject to adjustment pursuant to Section 2(m) below) that relates to the Outstanding Shares for which such Chinese Closing will not occur and the denominator of which is the sum of all of the portions of the Base Purchase Price (as set forth on Schedule A attached hereto and subject to adjustment pursuant to Section 2(m) below) that relate to the Chinese Target Shares and the QPWC Target Shares.

(j)          The obligations of Sino-French to purchase the Chinese Target Shares and AECOM Barbados to purchase the QPWC Target Shares in the applicable Chinese Closing, shall be conditioned upon the (i) consummation, the fulfillment or waiver of the conditions set forth in the following Sections of the Agreement as of each applicable Chinese Closing Date but only to the extent such conditions relate to the Chinese DBFO being conveyed at such Chinese Closing: Section 10.2(a) (as such representations and warranties relate to the applicable Chinese DBFO), Section 10.2(b), Section 10.2(c) (with such certificates dated as of the applicable Chinese Closing Date and presented by the applicable Seller), Section 10.2(d), Section 10.2(e), Section 10.2(h), Section 10.2(i) (with respect to the deliverables referenced in Sections 11.1(a) (noting that share certificates do not exist in China and therefore the foregoing shall be deemed satisfied on the date that the applicable Chinese governmental entity approves the transfer of the applicable Target Shares), (b) and (g) of the Agreement), Section 10.2(j) (but only with respect to the applicable Chinese DBFO Proceeds), Section 10.2(k) (with respect to the officers and directors of Qinhuangdao Pacific Water Company Limited, Guangzhou Xilang Wastewater Treatment Co. Ltd. and Tianjin Earth Tech Jieyuan Water Co., Ltd.), 10.2(l) and 10.2(n) and (ii) the other conditions precedent set forth in the applicable Chinese Purchase Agreement. In the event that a Chinese Closing occurs prior to the Closing as a result of the approval by the applicable Governmental Body with respect to the transfer of the applicable Target Shares, the parties shall enter into an amendment to the Purchase Agreement, which amendment shall, among other things, provide Purchaser with the benefit of the applicable representations and warranties from Sellers relating thereto, effective as of the date of such Chinese Closing.

(k)         The obligations of Parent and Sellers to convey the Chinese Target Shares to Sino-French and the QPWC Target Shares to AECOM Barbados at the applicable Chinese Closing, shall be conditioned upon (i) the consummation, the fulfillment or waiver of the conditions set forth in the following Sections of the Agreement as of each applicable Chinese Closing Date but only to the extent such conditions relate to the Chinese DBFO being conveyed at such Chinese Closing: Section 10.1(a), Section 10.1(b), Section 10.1(c) (with such certificate dated as of the applicable Chinese Closing Date), Section 10.1(d), Section 10.1(e), Section 10.1(h) (with respect to the deliverables referenced in Sections 11.2(a) (noting that upon the delivery of the purchase price specified in the applicable Chinese Purchase Agreement, this provision shall be deemed satisfied), (b) (as such Replacement Letters of Credit, Bank Guarantees and Surety Bonds relate to the Chinese DBFOs), (c) and (g) of the Agreement), and Section 10.1(i) and (ii) the other conditions precedent set forth in the applicable Chinese Purchase Agreement.

(l)          Sino-French, AECOM Barbados and Purchaser shall have no obligation to purchase the Chinese Target Shares and/or QPWC Target Shares (or deliver the portion of the Purchase Price that relates thereto), as applicable, in the event that:

(i)          any Chinese DBFO joint venture partner exercises its right to purchase any of the Chinese Target Shares or the QPWC Target Shares, as applicable, pursuant to a contractual right of first refusal or other preemptive right, regardless of whether or not such transaction is closed (a “ROFR Election”);

(ii)         the Chinese Closing has not occurred with respect to the purchase of any of the Chinese Target Shares and/or the QPWC Target Shares, as applicable, within nine (9) months of the Closing (the “Chinese Termination Date”); provided that such date shall be extended by up to an additional three (3) months with respect to the applicable Chinese DBFO if (1) the Governmental Body required to approve the transaction pursuant to item (iii) below has indicated in writing or other definitive fashion such consent or approval will be granted but such consent or approval has not become official or (2) a Sino-French Termination occurred during the three (3) month period immediately prior to the Chinese Termination Date; provided further that a party’s obligations shall not expire on the Chinese Termination Date if (1) the failure of such party to fulfill any of its obligations under the Agreement, this Amendment or a Chinese Purchase Agreement caused the failure of the Chinese Closing to occur on or before such date or (2) if the approval request has already been submitted to the relevant Governmental Body seeking the transfer of the applicable Chinese Target Shares or QPWC Target Shares, in which case the parties obligations shall continue unless and until the earlier to occur of (X) the approval request has been jointly withdrawn by the parties, (Y) the approval request has been rejected or otherwise denied by the Governmental Body or (Z) three (3) months after the Chinese Termination Date, it being agreed that if the relevant approval shall be issued and such Chinese Target Shares or QPWC Target Shares shall transfer to Sino-French or AECOM Barbados, as applicable, the Chinese Closing therefor shall occur in accordance with the Agreement as modified by this Amendment and the terms and conditions of the Agreement (including, without limitation, the representations and warranties relevant to the applicable Chinese Closing) shall be in full force and effect with respect to any such Chinese Closing and the transfer of such Chinese Target Shares or QPWC Target Shares, as applicable; or

(iii)        the applicable Governmental Body required to approve the transfer of any of the Chinese Target Shares and/or the QPWC Target Shares to Sino-French or AECOM Barbados (or AECOM in the event the applicable Governmental Body does not approve the transfer of the Chinese Target Shares to Sino-French), indicates in writing or other definitive fashion that such approval will not be given.

(iv)       Notwithstanding the foregoing, in the event that the joint venture partner referred to in Section 2(l)(i) fails to fulfill its obligations to consummate the purchase of the applicable Chinese Target Shares and/or QPWC Target Shares, Purchaser and Sellers agree to negotiate in good faith for a period of up to sixty (60) days with respect to the possible sale of such shares to Sino-French or AECOM Barbados, as applicable, pursuant to terms and conditions substantially similar to those that had been contemplated by the applicable Chinese

Purchase Agreement and the Agreement as amended by this Amendment; provided, however, the Chinese Termination Date shall not be extended and no interest shall accrue or be owed pursuant to Section 2(i) hereof.

(m)        The Base Purchase Price shall be reduced on the Closing Date by the portion of the Base Purchase Price that relates to the Chinese Target Shares and/or the QPWC Target Shares (as set forth on Schedule A attached hereto) to the extent the applicable Chinese Closing does not occur concurrently with the Closing Date. Subject to the foregoing, the Base Purchase Price shall be further adjusted on the Closing Date (i) in accordance with Section 2.6(b) of the Agreement (to the extent such adjustments do not relate to the Chinese DBFOs) and (ii) after the Closing Date in accordance with Section 2.6(f) of the Agreement (to the extent such adjustments do not relate to the Chinese DBFOs). On each Chinese Closing Date the portion of the Base Purchase Price that relates to the applicable Chinese Target Shares and/or the QPWC Target Shares (as set forth on Schedule A attached hereto) shall be adjusted pursuant to Sections 2.6(b)(3),(4),(5),(8) and (9) of the Agreement (to the extent that such adjustment relates to the Chinese DBFOs) and (ii) after the Chinese Closing Date in accordance with the corresponding sections of Section 2.6(f) of the Agreement (it being acknowledged that Purchaser shall have 75 days after the applicable Chinese Closing Date to deliver a Post-Closing Statement related to the applicable Chinese DBFOs). For the avoidance of doubt, all standards, terms and conditions of ARTICLE II of the Agreement that relate to the resolution of adjustments to, and the allocation of, the Base Purchase Price shall continue to apply to all adjustments to, and allocations of, the Base Purchase Price. Notwithstanding anything contained herein to the contrary and in order to avoid duplicative purchase price adjustments, in the event that any adjustment to the Base Purchase Price relating to any Chinese DBFO has been taken into account at a Chinese Closing Date pursuant to the applicable Chinese Purchase Agreement (or any equity interest purchase agreement by which Purchaser acquires the Chinese Target Shares if Sino-French does not acquire such) such adjustment shall not be taken into account pursuant to this Amendment or the Agreement.

(n)        Parent and Sellers represent and warrant that their respective representations and warranties set forth in ARTICLES IV and V, and to the Knowledge of Sellers, ARTICLE VI, shall be true, correct and complete with respect to the portion of the Business relating to the Chinese DBFOs, the Chinese Target Shares and the QPWC Target Shares, as applicable, as of the applicable Chinese Closing Date, except as expressly set forth in the Schedules. Parents and Sellers agree that the survival periods for the representations and warranties set forth in ARTICLES IV, V and VI with respect to the portion of the Business relating to a Chinese DBFO and the applicable Target Shares shall be measured from the applicable Chinese Closing Date. Subject to the exceptions set forth in Section 8.1 of the Agreement, prior to each Chinese Closing, each Seller will not, and each Seller will cause its Subsidiaries not to, unless the prior written consent of Purchaser (which shall not be unreasonably withheld, delayed or conditioned) has been obtained, take any action or fail to take any action set forth in Section 8.1(b) of the Agreement or that would be inconsistent with Section 8.1(a) of the Agreement with respect to the portion of the Business relating to the Chinese DBFOs. For purposes of clarity, indemnification provided by Parent with respect to the foregoing shall be subject to the same limitations and procedures as set forth in ARTICLE XIII

(except for the survival periods, which shall be measured from the applicable Chinese Closing Date).

(o)        In addition to the indemnification provided by Purchaser pursuant to Section 13.3 of the Agreement, and subject to the terms and provisions of this Amendment, Purchaser agrees, subject to the other terms, conditions and limitations of the Agreement (including the provisions of Sections 13.4 and 13.5), to indemnify the Seller Indemnified Parties against, and hold the Seller Indemnified Parties harmless from, all Losses suffered or incurred by any of the Seller Indemnified Parties to the extent arising out of, or related to, the execution of, or performance of their obligations under, the Chinese Purchase Agreements to the extent that such Losses would not have been incurred if Sino-French had not been substituted for Purchaser pursuant to this Amendment; provided that Sellers have fulfilled their obligations under the Agreement (as such obligations pertain to the Chinese DBFOs) and under the Chinese Purchase Agreements, in each case in all material respects.

(p)        Notwithstanding anything contained in Section 8.8 of the Agreement or in the Guaranty Indemnification Agreement to the contrary, Parent and Sellers agree that Purchaser’s obligation to (i) obtain the Replacement Letters of Credit, Bank Guarantees and Surety Bonds related to the Chinese DBFO Projects and the QPWC DBFO Project pursuant to Section 8.8(a)(1) of the Agreement shall be as of at the applicable Chinese Closing Date (and not as of the Closing Date), (ii) use commercially reasonable efforts to replace, terminate or cancel the Letters of Credit, Bank Guarantees and Surety Bonds related to the Chinese DBFO Projects and the QPWC DBFO Project pursuant to Section 8.8(a)(4) of the Agreement shall be as of the applicable Chinese Closing Date (and not as of the Closing Date) and (iii) use best efforts to obtain the release of Parent from the Parent Guarantees related to the Chinese DBFO Projects and the QPWC DBFO Project shall be as of at the applicable Chinese Closing Date (and not as of the Closing Date). For the avoidance of doubt, (i) this provision only modifies the timing of performance for certain of Purchaser’s obligations and (ii) all of Purchaser’s other obligations set forth in any of Section 8.8 of the Agreement or in the Guaranty Indemnification Agreement shall continue to apply in all respects.

(q)        The parties hereto agree that references to the “Closing” or the “Closing Date” in ARTICLE IX (Tax Matters) (and in the definitions of defined terms used therein) shall, to the extent related to the portion of the Business relating to a Chinese DBFO, the Chinese Target Shares or the QPWC Target Shares, be deemed to refer to the applicable “Chinese Closing” or “Chinese Closing Date,” as the case may be.

(r)         Notwithstanding anything to the contrary herein, Purchaser hereby covenants and agrees to use commercially reasonable efforts to cause each of the Chinese Closings to occur prior to the Chinese Termination Date, which shall include, without limitation, diligently cooperating with and assisting Sellers with obtaining the Chinese Consents.

3.          Company Services Agreements.

(a)         Notwithstanding anything to the contrary herein, in the event that on the Closing Date it is apparent that (1) a Chinese Closing will occur after the Closing Date (a

“Delayed Transfer”) or a (2) the consummation of the transactions contemplated by a ROFR Election will occur after the Closing Date (a “Delayed ROFR Closing”), Purchaser and Sellers shall enter into management agreements (each a “Company Services Agreement”) with respect to the management and operation of the portions of the Business that relate to the Chinese Target Shares and/or QPWC Target Shares that are subject to a Delayed Transfer or Delayed ROFR Closing (the “Chinese Businesses”). The Company Services Agreements shall (i) provide that the Chinese Businesses shall be managed and maintained in the ordinary course of business consistent with past practice, (ii) provide that the Chinese Business shall not take any action that would cause any condition to a Chinese Closing not to be met or that would cause a breach of any representation, warranty or covenant of Parent or Sellers relating to the Chinese Businesses, (iii) provide that Purchaser shall use commercially reasonable efforts to operate the Chinese DBFO’s in such a manner as to avoid (A) any condition to a Chinese Closing not being met, (B) the breach of any representation, warranty or covenant of Parent or Sellers relating to the Chinese Businesses, or (C) triggering an adjustment to the Base Purchase Price pursuant to Section 2.6 with respect to the Chinese DBFOs (other than distributions or capital contributions pursuant to contractual agreements in place as of the Closing or otherwise in the Ordinary Course), (iv) provide that with respect to the operation of the Chinese Businesses, Purchaser will not, and will cause its Subsidiaries not to, unless the prior written consent of Sellers (which shall not be unreasonably withheld, delayed or conditioned) has been obtained, take any action or fail to take any action set forth in Section 8.1(b) of the Agreement or that would be inconsistent with Section 8.1(a) of the Agreement, (v) provide for the necessary allocation of personnel, services and other resources reasonably necessary by Purchaser to manage and maintain the Chinese Businesses on a basis that is consistent with the past custom and practice for the Chinese Businesses, (vi) provide for Purchaser to provide administrative services to the Chinese Businesses, (vii) provide that the benefits and obligations under each Company Services Agreement shall bind Purchaser and its Subsidiaries and their successors and permitted assigns (provided that Purchaser shall not assign its obligations under any Company Services Agreement without the prior written consent of Sellers) and (viii) provide that each such Company Services Agreement shall terminate on the date that is the earlier of (A) the date that applicable Chinese Closing or Delayed ROFR Closing occurs or (B) the date that is twelve (12) months after the Chinese Termination Date. In addition, if, notwithstanding Purchaser’s use of commercially reasonable efforts in operating the Chinese DBFOs, any condition to a Chinese Closing is not met, or any representation, warranty or covenant of Parent or Sellers relating to the Chinese Businesses is breached, Purchaser shall use commercially reasonable efforts to assist Parent or Sellers in curing such condition or breach.

(b)        In the event that Purchaser enters into a Company Services Agreement on account of a Delayed ROFR Closing or a Delayed Transfer, such Company Services Agreement shall provide that Sellers shall reimburse Purchaser on a monthly basis for all incremental out-of-pocket cash costs actually incurred by Purchaser as a result of Purchaser’s fulfillment of its obligations under such Company Services Agreement plus 35%.

(c)         In the event that Purchaser is obligated by this Section 3 to operate a Chinese DBFO after the Chinese Termination Date, such Company Services Agreement shall be amended to provide that (1) Sellers shall reimburse Purchaser on a monthly basis for all incremental out-of-pocket cash costs actually incurred by Purchaser as a result of Purchaser’s fulfillment of its obligations under such Company Services Agreement plus 35% and (2) Purchaser shall use commercially reasonable efforts to assist Sellers (as Sellers may reasonably request) with Sellers’ efforts to identify, and ultimately convey such Chinese DBFO to, a third-party purchaser.

4.             Other DBFO Proceeds. Sections 2.6(f)(15) and 2.6(f)(16) are deleted in their entirety and replaced with the following:

“(15)       In the event that the Estimated Other DBFO Proceeds were greater than the aggregate amount of all Permitted Proceeds Parent was entitled to receive and (i) if the Other DBFO Proceeds, as finally determined in accordance with this Section 2.6, are less than the Estimated Other DBFO Proceeds, then Purchaser shall pay the amount of such shortfall to Parent; provided that in no event shall the adjustment under this Section 2.6(f)(15)(i) exceed the amount of the reduction to the Base Purchase Price determined under Section 2.6(b)(11) or (ii)  if the Other DBFO Proceeds, as finally determined in accordance with this Section 2.6, are greater than the Estimated Other DBFO Proceeds, then Parent shall pay the amount of such excess to Purchaser.

(16)         In the event that (i) the Estimated Other DBFO Proceeds were equal to or less than the aggregate amount of all

Permitted Proceeds Parent was entitled to receive, (ii) no reduction was made to the Base Purchase Price pursuant to Section 2.6(b)(11) and (iii) the Other DBFO Proceeds as finally determined in accordance with this Section 2.6 are greater than the aggregate amount of all Permitted Proceeds Parent was entitled to receive, Parent shall pay the amount of such excess to Purchaser.”

5.             Operating and Management Support Contract.          Parent agrees to cause that certain operating and management support contract between Tianjin Earth Tech Jieyuan Water Co., Ltd. and Tyco Asia Investments Limited to be assigned to Sino-French at the Chinese Closing Date with respect to the Tianjin Target Shares.

6.             Indemnification. For the avoidance of doubt, Sino-French (or any Affiliate thereof) shall not have any rights under, or be considered a third-party beneficiary to, the Agreement, except as expressly set forth in Section 2(c) hereof. Accordingly, under no circumstance shall Sino-French (or any Affiliate thereof) be construed to constitute, or otherwise be entitled to participate as, a Purchaser Indemnified Party or a Tax Indemnified Party; provided however, that any Losses or Taxes suffered or incurred by Sino-French, or any other purchaser of any portion of the Business from Purchaser or its Affiliates (including after the Closing, the Purchased Companies and their Subsidiaries), for which Parent would otherwise be required to directly indemnify Purchaser or its Affiliates (including after the Closing, the Purchased Companies and their Subsidiaries) as a Purchaser Indemnified Party or a Tax Indemnified Party pursuant to the Agreement, shall constitute Losses or Taxes suffered or incurred by Purchaser or its Affiliates (including after the Closing, the Purchased Companies and their Subsidiaries), as applicable, but only to the extent that Purchaser or its Affiliates (including after the Closing, the Purchased Companies and their Subsidiaries) are required to indemnify Sino-French or any such other purchaser of any portion of the Business from Purchaser or its Affiliates (including after the Closing, the Purchased Companies and their Subsidiaries).

7.          Full Force and Effect. Except as expressly amended or modified hereby, each term, provision, Exhibit and Schedule of the Agreement (i) is hereby ratified and confirmed, (ii) is hereby incorporated herein and (iii) will and does remain in full force and effect.

8.          Governing Law. This Amendment will be governed by, and construed in accordance with, the Laws the state of New York, without regard to the principles of choice of Law or conflicts or Law of any jurisdiction.

9.          Severability. If any term or other provision of this Amendment is held invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Amendment will nevertheless remain in full force and effect and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision that effects the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.        Modification. This Amendment may not be altered, amended or modified in any way except by writing signed by all parties hereto. Waiver of any term or provision of this Amendment or forbearance to enforce any term or provision by any party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Amendment.

11.        Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Amendment as to the parties hereto and may be used in lieu of the original Amendment for all purposes.

[SIGNATURE PAGE(S) FOLLOW]

IN WITNESS WHEREOF, Parent, Sellers and Purchaser have caused this Amendment No. 1 to the Purchase Agreement to be executed as of the date first written above by their respective duly authorized representatives.

PARENT:

TYCO INTERNATIONAL FINANCE S.A.

By:	/s/ Enrica Maccarini
Name:	Enrica Maccarini
Its:	Managing Director

SELLERS:

STRALEN INVESTMENTS LIMITED

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

TYCO INTERNATIONAL HOLDING S.a.r.l.

By:	/s/ Enrica Maccarini
Name:	Enrica Maccarini
Its:	General Manager

TYCO HOLDING XI (DENMARK) ApS

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

TYCO ASIA INVESTMENTS LIMITED

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

[ Signature Page to Amendment No. 1 to the Purchase Agreement ]

KEYSTONE FRANCE HOLDINGS CORP.
By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

TYCO SERVICES MALAYSIA SDN. BHD.

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

EARTH TECH DEUTSCHLAND GMBH

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

EARTH TECH UMWELTTECHNIK GMBH

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

EARTH TECH KLARTECHNIK GMBH

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

EARTH TECH ENGINEERING Pty LIMITED

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

[ Signature Page to Amendment No. 1 to the Purchase Agreement ]

EARTH TECH HOLDINGS, INC.

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

EARTH TECH HOLDINGS TAC, INC.

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

[ Signature Page to Amendment No. 1 to the Purchase Agreement ]

PURCHASER:

AECOM TECHNOLOGY CORPORATION

By:	/s/ Eric Chen
Name:	Eric Chen
Its:	Senior Vice President Corporate Finance and General Counsel

[ Signature Page to Amendment No. 1 to the Purchase Agreement ]

SCHEDULE A

CHINESE DBFO PROJECT PURCHASE PRICES

EXHIBIT A

EQUITY INTEREST TRANSFER AGREEMENT

BY AND BETWEEN

TYCO INTERNATIONAL HOLDINGS S.A.R.L.

AND

ET ACQUISITION COMPANY SRL

Dated                2008

EXHIBIT B

EQUITY INTEREST TRANSFER AGREEMENT

BY AND BETWEEN

TYCO ASIA INVESTMENTS LIMITED

AND

SINO FRENCH WATER DEVELOPMENT (TIANJIN) COMPANY LIMITED

Dated                2008

EXHIBIT C

EQUITY INTEREST TRANSFER AGREEMENT

BY AND BETWEEN

TYCO ASIA INVESTMENTS LIMITED

AND

SINO FRENCH WATER DEVELOPMENT (TIANJIN) COMPANY LIMITED

Dated                2008